Exhibit 15.1

Letter Regarding Unaudited Financial Information

The Board of Directors and Stockholders

Sanderson Farms, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-3) of Sanderson Farms, Inc. for the registration of shares of its common stock and preferred stock of our reports dated February 23, 2017, May 25, 2017 and August 24, 2017 relating to the unaudited condensed consolidated interim financial statements of Sanderson Farms, Inc. that are included in its Forms 10-Q for the quarters ended January 31, 2017, April 30, 2017 and July 31, 2017.

New Orleans, Louisiana

October 2, 2017

/s/ Ernst & Young LLP